Ekso Bionics Reports Fourth Quarter and Year End 2021 Results

RICHMOND, Calif., February 24, 2022 -- Ekso Bionics Holdings, Inc. (Nasdaq: EKSO) (the “Company”), an industry leader in exoskeleton technology for medical and industrial use, today reported financial results for the three and twelve months ended December 31, 2021.
Recent Highlights and Accomplishments
•Reported record revenue of $4.1 million in the fourth quarter of 2021
•Achieved gross margin of approximately 59% in the fourth quarter of 2021
•Booked a total of 30 EksoNR units in the fourth quarter of 2021
•Strong cash position at December 31, 2021 of $40.4 million
•Appointed Steven Sherman, CEO, and Scott Davis, President and COO

“As a company that is elevating the care of neurorehabilitation, Ekso Bionics is bringing innovative solutions to patients and workers,” said Steven Sherman, Chairman and Chief Executive Officer of Ekso Bionics. “We had a strong fourth quarter that reflects solid execution across our medical and industrial segments. We secured several multi-unit orders for our EksoNR exoskeleton devices from network operators globally, and market awareness of EVO continues to grow. Ekso’s professional leadership team is focused on building momentum throughout our sales channels and driving strategic initiatives to enhance shareholder value.”

Fourth Quarter 2021 Financial Results

Revenue was $4.1 million for the quarter ended December 31, 2021, compared to $2.3 million for the same period in 2020. Revenue in the fourth quarter of 2021 included approximately $3.4 million in EksoHealth revenue and approximately $0.6 million in EksoWorks revenue. The Company booked a total of 30 EksoNR units in the fourth quarter of 2021, including 10 subscription units.

Gross profit for the quarter ended December 31, 2021 was $2.4 million, compared to $1.4 million in the same period in 2020, representing a gross margin of approximately 59% in the fourth quarter of 2021, compared to a gross margin for the same period in 2020 of 60%. The slight decline in gross margin is primarily due to a slight increase in manufacturing costs.

Sales and marketing expenses for the quarter ended December 31, 2021 were $2.0 million, compared to $1.8 million for the same period in 2020. The increase was primarily due to increased employee compensation from higher sales.

Research and development expenses for the quarter ended December 31, 2021 were $0.8 million, compared to $0.7 million for the same period in 2020, an increase of $0.1 million. The increase was primarily due to higher product development activity expenses.

General and administrative expenses for the quarter ended December 31, 2021 were $4.1 million, compared to $1.9 million for the same period in 2020, an increase of $2.2 million. The increase was primarily due to an increase in business development costs and increased employee compensation from higher headcount.

Gain on warrant liabilities for the quarter ended December 31, 2021 was $2.0 million due to the revaluation of warrants issued in 2019, 2020 and 2021, compared to a $1.5 million loss associated with the revaluation of warrants issued in 2015, 2019 and 2020 for the same period in 2020.

Net loss applicable to common stockholders for the quarter ended December 31, 2021 was $2.9 million, or $0.23 per basic and diluted share, compared to net loss of $4.0 million, or $0.48 per basic and diluted share, for the same period in 2020.

Full Year 2021 Financial Results

Revenue for the full year ended December 31, 2021 was $11.2 million, compared to $8.9 million for the same period in 2020, an increase of 27%. Full-year 2021 revenue includes approximately $9.8 million in EksoHealth revenue and $1.5 million in EksoWorks revenue. The year-over-year increase in revenue was the result of higher volume of device sales driven by business conditions normalizing from the impact of the COVID-19 pandemic.

Gross profit for the full year ended December 31, 2021 was approximately $6.7 million, representing a gross margin of approximately 60%, compared to gross profit of $5.1 million for the same period in 2020, representing a gross margin of 57%. The increase in gross margin was primarily due to improved EksoWorks margins, driven by lower production costs of EVO compared to the previous generation vest, and the reduction of collaborative arrangements in overall revenue composition.

Sales and marketing expenses for the full year ended December 31, 2021 were $7.3 million, compared to $7.8 million for the same period in 2020, a decrease of $0.5 million. The decrease in expenses for the full year was primarily due to cost reduction initiatives the Company implemented in the spring of 2020.

Research and development expenses for the full year ended December 31, 2021 were $2.7 million, compared to $2.5 million in the same period in 2020, primarily due to increased employee discretionary compensation costs.

General and administrative expenses for the full year ended December 31, 2021 were $10.5 million, compared to $7.7 million in the same period in 2020, primarily due to an increase in business development costs and increased employee compensation from higher headcount.

Gain on warrant liabilities for the full year ended December 31, 2021 was $4.0 million associated with the revaluation of warrants issued in 2019, 2020 and 2021, compared to a loss of $3.1 million associated with the revaluation of warrants issued in 2015, 2019 and 2020 for the same period in 2020.

Net loss applicable to common shareholders for the full year ended December 31, 2021 was $9.8 million, or $0.80 per basic share and $0.88 per diluted share, compared to $15.8 million, or $2.21 per basic and diluted share, for the same period in 2020.

Cash on hand at December 31, 2021 was $40.4 million, compared to $12.9 million at December 31, 2020. For the full year ended December 31, 2021, the Company used $11.2 million of cash in operations, compared to $8.8 million for the same period in 2020.

Conference Call

Management will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET to discuss the Company’s financial results and recent business developments.

Investors interested in listening to the conference call may do so by dialing 877-407-3036 for domestic callers or 201-378-4919 for international callers. A live webcast of the event will be available in the “Investors”

section of the Company’s website at www.eksobionics.com, or by clicking here. The webcast will also be available on the Company’s website for one month following the completion of the call.

About Ekso Bionics®

Ekso Bionics® is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance, and mobility across medical and industrial applications. Founded in 2005, the Company continues to build upon its industry-leading expertise to design some of the most cutting-edge, innovative wearable robots available on the market. Ekso Bionics is the only exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe. Ekso Bionics is headquartered in the San Francisco Bay Area and is listed on the Nasdaq Capital Market under the symbol “EKSO.” For more information, visit: www.eksobionics.com or follow @EksoBionics on Twitter.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding the plans, objectives and expectations of management with respect to the Company’s leadership team, growth in sales and market awareness of the Company’s products, the Company’s strategic initiatives and the assumptions underlying or relating to the foregoing. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, changes resulting from the Company’s finalization of its financial statements for and as of the period and year ended December 31, 2021, information or new changes in facts or circumstances that may occur prior to the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 that are required to be included in such report, the Company's inability to obtain adequate financing to fund the Company's operations and necessary to develop or enhance the Company’s technology, the significant length of time and resources associated with the development of the Company's products, the Company's failure to achieve broad market acceptance of the Company's products, the failure of the Company’s sales and marketing efforts or of partners to market the Company’s products effectively, adverse results in future clinical studies of the Company's medical device products, the failure of the Company to obtain or maintain patent protection for the Company's technology, the failure of the Company to obtain or maintain regulatory approval to market the Company's medical devices, lack of product diversification, existing or increased competition, disruptions in the Company’s supply chain due to the outbreak of the COVID-19 virus, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. To learn more about Ekso Bionics please visit the Company’s website at www.eksobionics.com or refer to the Company’s Twitter page at @EksoBionics. The Company does not undertake to update these forward-looking statements.

Contact:
David Carey
212-867-1768
investors@eksobionics.com

Ekso Bionics Holdings, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	(Unaudited)
	2021	2020	2021	2020

Revenue	$4,076	$2,254	$11,246	$8,882
Cost of revenue	1,661	893	4,497	3,812
Gross profit	2,415	1,361	6,749	5,070

Operating expenses:
Sales and marketing	2,040	1,780	7,305	7,752
Research and development	818	712	2,748	2,474
General and administrative	4,109	1,866	10,524	7,702
Impairment of goodwill	—	—	—	189
Restructuring	—	—	—	244
Total operating expenses	6,967	4,358	20,577	18,361

Loss from operations	(4,552)	(2,997)	(13,828)	(13,291)

Other (expense) income, net:
Interest expense	(36)	(26)	(113)	(139)
Warrant issuance expense	—	—	—	(329)
Gain (loss) on revaluation of warrant liabilities	1,951	(1,477)	3,962	(3,056)
Gain on forgiveness of note payable	—	—	1,099	—
Other (expense) income, net	(226)	524	(884)	990
Total other income (expense), net	1,689	(979)	4,064	(2,534)
Net (loss) income	$(2,863)	$(3,976)	$(9,764)	$(15,825)

Net (loss) income per share, basic	$(0.23)	$(0.48)	$(0.80)	$(2.21)

Net loss per share, diluted	$(0.23)	$(0.48)	$(0.88)	$(2.21)

Weighted average number of shares of common stock outstanding, basic	12,678	8,328	12,193	7,164

Weighted average number of shares of common stock outstanding, diluted	12,678	8,328	12,269	7,164

Ekso Bionics Holdings, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par value)

	December 31,	December 31,
	2021	2020
Assets
Current assets:
Cash	$40,406	$12,862
Accounts receivable, net	4,662	3,224
Inventories	2,242	1,978
Prepaid expenses and other current assets	485	356
Total current assets	47,795	18,420
Property and equipment, net	991	1,172
Right-of-use assets	216	685
Other assets	164	320
Total assets	$49,166	$20,597
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,107	$1,501
Accrued liabilities	2,299	1,429
Deferred revenues, current	1,220	1,496
Lease liabilities, current	229	548
Total current liabilities	6,855	4,974
Deferred revenue	1,475	1,806
Notes payable, net	1,993	3,075
Lease liabilities	—	233
Warrant liabilities	1,550	6,037
Other non-current liabilities	74	38
Total liabilities	11,947	16,163
Stockholders' equity:
Common stock	13	8
Additional paid-in capital	246,090	204,376
Accumulated other comprehensive loss	(17)	(847)
Accumulated deficit	(208,867)	(199,103)
Total stockholders' equity	37,219	4,434
Total liabilities and stockholders' equity	$49,166	$20,597